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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

    85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

    New York,                        New York             10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

    Metal Management, Inc.
    (MTLM)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

================================================================================
4. Statement for Month/Day/Year

    March 10, 2003
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


               -------------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                          |            |          |           |                                |5.            |6.       |          |
                          |            |          |           | 4.                             |Amount of     |Owner-   |          |
                          |            |          |           | Securities Acquired (A) or     |Securities    |ship     |          |
                          |            |2A.       |3.         | Disposed of (D)                |Beneficially  |Form:    |7.        |
                          |2.          |Deemed    |Transaction| (Instr. 3, 4 and 5)            |Owned         |Direct   |Nature of |
                          |Transaction |Execution |Code       | -------------------------------|Following     |(D) or   |Indirect  |
1.                        |Date        |Date, if  |(Instr. 8) |               | (A) |          |Reported      |Indirect |Beneficial|
Title of Security         |(Month/Day/ |any(Month/|-----------|     Amount    | or  |  Price   |Transactions  |(I)      |Ownership |
(Instr. 3)                |Year)       |Day/Year) | Code  | V |               | (D) |          |(Instr. 3 & 4)|(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                          |            |          |       |   |               |     |          |              |         |          |
Common Stock              |  3/10/03   |          |   P   |   |      200      | A   | $7.411   |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                          |            |          |       |   |               |     |          |              |         |          |
Common Stock              |  3/10/03   |          |   S   |   |      200      | D   | $7.499   |   1,497,189  |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                          |            |          |       |   |               |     |          |              |         |          |
Common Stock              |            |          |       |   |               |     |          |       4(03)  |   02    |    02    |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================
               |      |        |    |      |            |                 |                       |        |9.       |10.   |      |
               |2.    |        |    |      |            |                 |                       |        |Number   |Owner-|      |
               |Con-  |        |    |      |            |                 |                       |        |of       |ship  |      |
               |ver-  |        |3A. |      |            |                 |                       |        |Deriv-   |of    |      |
               |sion  |        |De- |      |5.          |                 |7.                     |        |ative    |Deriv-|11.   |
               |or    |        |emed|      |Number of   |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |Exer- |        |Exe-|      |Derivative  |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |cise  |        |cu- |4.    |Securities  |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |Price |3.      |tion|Trans-|Acquired (A)|Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |of    |Trans-  |Date|action|or Disposed |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |Der-  |action  |if  |Code  |of (D)      |(Month/Day/Year) |             |Amount   |ative   |Following|In-   |ficial|
Title of       |iva-  |Date    |any,|(Instr|(Instr. 3,  |-----------------|             |or       |Secur-  |Reported |direct|Owner-|
Derivative     |tive  |(Month/ |(MM/|8)    |4 and 5)    |Date    |Expira- |             |Number   |ity     |Trans-   |(I)   |ship  |
Security       |Secu- |Day/    |DD/ |------|------------|Exer-   |tion    |             |of       |(Instr. |action(s)|(Instr|(Instr|
(Instr. 3)     |rity  |Year)   |YY) |Code|V| (A)  | (D) |cisable |Date    |Title        |Shares   |5)      |(Instr.4)|4)    |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Series A       |      |        |     |   | |      |     |        |        |             |         |        |         |      |      |
Warrants       |$21.50|        |     |   | |      |     |06/29/01|06/29/06|Common Stock |    62   |        |   62    |  01  |  01  |
-----------------------------------------------------------------------------------------------------------------------------------|
Series A       |      |        |     |   | |      |     |        |        |             |         |        |         |      |      |
Warrants       |$21.50|        |     |   | |      |     |06/29/01|06/29/06|Common Stock |     5   |        |    5(03)|  02  |  02  |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, Inc. ("GS Group" and, together with Goldman Sachs, the "Reporting Persons"). The principal business address of each of Goldman Sachs and GS Group is 85 Broad Street, New York, New York, 10004.

Explanation of Responses:

01: The securities reported herein as purchased and sold were purchased and sold and were beneficially owned directly by Goldman Sachs. Without admitting any legal obligation, Goldman Sachs will remit appropriate profits, if any, to the Company. Goldman Sachs owns beneficially and directly and GS Group may be deemed to own beneficially and indirectly in the aggregate 1,497,189 shares of Common Stock. Goldman Sachs owns beneficially and directly and GS Group may be deemed to own beneficially and indirectly in the aggregate warrants to purchase 62 shares of Common Stock. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group.

02: Spear, Leeds & Kellogg, L.P. ("SLK") owns beneficially and directly and GS Group may be deemed to own beneficially and indirectly 4 shares of Common Stock. SLK owns beneficially and directly and GS Group may be deemed to own beneficially and indirectly warrants to purchase 5 shares of Common Stock. SLK is an indirect wholly-owned subsidiary of GS Group. Goldman Sachs disclaims beneficial ownership of the securities owned directly by SLK, except to the extent of its pecuniary interest therein.

03: Reflects exempt dispositions of 25 shares of Common Stock and warrants to purchase 189 shares of Common Stock in connection with market making activity.

**SIGNATURE OF REPORTING PERSONS:

GOLDMAN, SACHS & CO.



By: s/ Edward T. Joel
    ------------------------
    Name:  Edward T. Joel
    Title: Attorney-in-fact



THE GOLDMAN SACHS GROUP, INC.



By: s/ Edward T. Joel
    -------------------------
    Name:  Edward T. Joel
    Title: Attorney-in-fact

Date:  March 12, 2003




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                POWER OF ATTORNEY
                                -----------------


     KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 6, 2003.


THE GOLDMAN SACHS GROUP, INC.


By:     s/ Gregory K. Palm
        ---------------------------------------------
Name:   GREGORY K. PALM
Title:  Executive Vice President and General Counsel

                                POWER OR ATTORNEY
                                -----------------



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 6, 2003.


GOLDMAN, SACHS & CO.


By:     s/ Gregory K. Palm
        ------------------------
Name:   GREGORY K. PALM
Title:  Managing Director